Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Sandra A. Gardiner

Chief Financial Officer (Consulting)

415-657-5500

Investor Relations

John Mills

ICR, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Announces Retirement of Jerry P. Widman as Member of the Board of Directors

BRISBANE, California, August 18, 2017 ─ Cutera, Inc. (Nasdaq: CUTR) (“Cutera” or the “Company”), a leading provider of laser and energy-based aesthetic systems for practitioners worldwide, announced that Jerry P. Widman notified the Board of Directors of the Company that he intended to retire from the Board effective immediately. Mr. Widman cited age, service longevity and personal reasons for his decision.

Commented Mr. Widman, “The time has come for me to step aside and resign my Board seat at Cutera. I am fortunate to have served since 2004, and have enjoyed every minute of it. In my over 40 years of board experience, after having been a CFO for Ascension Health, Cutera is by far the most enjoyable and effective Board on which I have served. There’s never a perfect time to step aside, but at 75 years old, having served on the Board since 2004, and having several personal, family matters that require my full-time attention, this is the right move for me. The Company is well positioned to go forward and I completely support the efforts of both management and the Board without qualification.”

Mr. Widman served as the Board’s Audit Committee Chairman, as well as a member of the Compensation Committee. The Nominating & Governance committee is evaluating director candidates to replace Mr. Widman, as well as reviewing the Board’s various committees and their composition in light of Mr. Widman’s announcement.

“On behalf of all of my colleagues, I thank Jerry for his many years of valuable service to Cutera,” commented J. Daniel Plants, Cutera’s Chairman. “His financial acumen and expertise played a large part in Cutera’s success – both past and present. Moreover, Jerry’s commitment, professionalism and class have served as a great example of what shareholders should expect from their directors. Jerry will be missed, and we wish him the very best in his retirement from Cutera’s Board.”

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.